Domini Funds Multi Class Supplement


The Portfolios of series 1 of this filing are unable to complete certain items because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 74U correctly, the correct answer is as follows (in 000's):

Domini Social Equity Fund - Investor Shares  25,367
Domini Social Equity Fund - Class A Shares  141
Domini Social Equity Fund - Institutional Shares 6,574
Domini Social Equity Fund - Class R Shares 4,797


The Portfolios of series 1 of this filing are unable to complete certain items because the electronic format for filing Form N-SAR does not provide adequate space for responding to Item 74V correctly, the correct answer is as follows:

Domini Social Equity Fund - Investor Shares  $17.86
Domini Social Equity Fund - Class A Shares  $6.13
Domini Social Equity Fund - Institutional Shares  $11.33
Domini Social Equity Fund - Class R Shares  $5.72